EXHIBIT 11

RUDDICK CORPORATION

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                           THREE MONTHS ENDED
                                   -----------------------------------
                                     January 2,        December 27,
                                       2000                1998
                                   --------------     ----------------
NET INCOME PER SHARE COMPUTED AS
 FOLLOWS:
  BASIC:
   1.  Net Income available to
       common shareholders          $   13,357,000      $  12,641,000
                                    ==============     ===============
   2.  Weighted average common
       shares outstanding -- Basic      46,390,942         46,591,704
                                    ==============     ===============
   3.  Basic net income per share
        (Item 1 divided by Item 2)         $.29              $.27
                                    ==============     ===============

DILUTED:
   1.  Net income available to
       common shareholders           $  13,357,000      $  12,641,000
                                    ===============    ================
   2.  Weighted average common
       shares outstanding - Basic       46,390,942         46,591,704

   3.  Weighted potential shares under
       stock options computed for the
       periods using the Treasury
       Stock Method                        164,064             270,554
                                    ----------------    ---------------
   4.  Weighted average common
       shares outstanding - Diluted     46,555,006         46,862,258
                                    ================    ================

   5.  Net Income Per Share (Item
       1 divided by Item 4)                  $.29              $.27
                                    =================   =================